Exhibit 99.1

CHAMPION ANNOUNCES 2009 RESULTS FOR 3RD QUARTER AND FIRST NINE MONTHS

Huntington, WV- - Champion Industries, Inc. (NASDAQ/CHMP) today announced third quarter net income of $34,000, or a break even on an earnings per share basis, for the three months ended July 31, 2009. The Company reported net income of $1,067,000, or $0.11 per share, in the third quarter of 2008. In the first nine months of 2009 the Company’s cash provided from operating activities was $9.2 million compared with $8.5 million in cash provided from operating activities for the first nine months of 2008.

Net income for the nine months ended July 31, 2009 represented earnings of $377,000 or $0.04 per share on a diluted basis. This compares to $3,740,000 or $0.37 per share on a diluted basis for the same period in 2008.

Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “We were able to increase our cash provided from operations during the first nine months of this year over the previous year, primarily through proper management of our balance sheet. In a deep economic recession, the ability to monetize cash from your operating activities is a very important barometer. During our fiscal third quarter of 2009 we essentially operated at a break even level compared to the prior year which was our best third quarter in Company history. We have been able to maintain slight year to date profitability in 2009 coming off record results for the nine months ended July 31, 2008. Our industry, like most industries, continues to slog through the tough economic conditions brought on by this deep recession. There is no magic elixir; we must maintain our focus and identify opportunities as they become available. To this end, we must also create our own opportunities. We are continuing our operational realignment into the fourth quarter of 2009 in an effort to maximize our resources and efficiencies. We have begun to see positive results from certain of our cost savings initiatives and anticipate future success from additional initiatives.”

Revenues for the three months ended July 31, 2009 were $33.9 million compared to $39.7 million in the same period in 2008. This change represented a decrease in revenues of $5.8 million, or 14.7%. Revenues for the nine months ended July 31, 2009 decreased to $105.5 million from $119.3 million in 2008. This change represented a decrease in revenues of $13.8 million, or 11.6%. The printing segment experienced a sales decrease of $11.0 million, or 14.3%, while the office products and office furniture segment experienced a decrease of $0.9 million, or 3.3% on a year to date basis. The Company reported newspaper revenues of $12.3 million and $14.2 million for the nine months ended July 31, 2009 and 2008. Toney K. Adkins, President and Chief Operating Officer, noted, “Our sales reductions for the first nine months and for the quarter continue to be reflective of the weak economy and the general trends appear to be in line with other companies in our industries relative to the printing and newspaper segments. On a positive note our office products and office furniture segment recorded much smaller sales reductions for the quarter and year to date.”

Mr. Reynolds concluded, “We believe the economic headwinds will continue to blow strongly within certain of our operating segments for at least the next several quarters. We also believe that our operational realignment and related cost savings initiatives will continue to bring substantial benefits to our Company for years to come. We will continue to position the Company for long-term success by making the tactical operating decisions necessary to operate in this environment within the umbrella of the strategic decisions we are making to compete for years to come.”

At July 31, 2009 the Company had approximately $67.7 million of interest bearing debt. Our interest bearing debt has been reduced by approximately $16.7 million since October 31, 2007. This represents a reduction of approximately 20% in a twenty-one month period. The Company has achieved this debt reduction through a combination of earnings, cash flow and working capital management. The Company is subject to certain restrictive financial covenants requiring the Company to maintain certain financial ratios. The Company was not in compliance with certain of these covenants during the three calendar quarters of 2009. The Company is current on all its principal and interest payments.

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion also publishes The Herald-Dispatch daily newspaper in Huntington, WV with a total daily and Sunday circulation of approximately 26,000 and 31,000, respectively. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); Champion Output Solutions (West Virginia); The Merten Company (Ohio); Smith & Butterfield (Indiana and Kentucky); Champion Graphic Communications (Louisiana); Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey); Donihe Graphics (Tennessee); Blue Ridge Printing (North Carolina and Tennessee) and Champion Publishing (West Virginia, Kentucky and Ohio).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three months ended July 31,		Nine months ended July 31,
	2009	2008	2009	2008
Printing	$20,944,000	$25,311,000	$65,817,000	$76,774,000
Office products & office furniture	9,026,000	9,796,000	27,369,000	28,315,000
Newspaper	3,900,000	4,609,000	12,274,000	14,192,000
Total revenues	$33,870,000	$39,716,000	$105,460,000	$119,281,000

Net income	$34,000	$1,067,000	$377,000	$3,740,000

Per share data:
Net income
Basic	$0.00	$0.11	$0.04	$0.37
Diluted	$0.00	$0.11	$0.04	$0.37

Weighted average shares outstanding:
Basic	9,988,000	9,988,000	9,988,000	9,986,000
Diluted	9,988,000	10,023,000	9,988,000	10,036,000

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492